Exhibit 10.19

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential

Executive Service Agreement

Gelteq Ltd

and

Craig Young

Table of Contents

1.	Parties	1
2.	Purpose and Intent	1
3.	Definitions and interpretation	1
4.	Appointment	5
5.	Executive’s duties	5
6.	Location and Travel	6
7.	Total Remuneration Cost	6
8.	Company Property	8
9.	Superannuation	8
10.	Other entitlements	9
11.	Annual Leave	9
12.	Personal Leave	10
13.	Compassionate Leave	11
14.	Parental Leave	11
15.	Community Service Leave	11
16.	Jury Service	11
17.	Long Service Leave	11
18.	Public Holidays	11
19.	National Employment Standards	11
20.	Intellectual Property	12
21.	Moral rights	12
22.	Media contact	13
23.	Warranties	13
24.	Confidentiality	13
25.	Exclusive Employment and Restraint	14
26.	Termination	16
27.	Assignment	18
28.	Amendment	18
29.	Waiver	18
30.	Approval or consent	18
31.	Counterparts	19
32.	Additional obligations	19
33.	Operation and Severability	19
34.	Further Steps	19
35.	Entire agreement	19
36.	Governing law and jurisdiction	19

Signing Page	20

i

Dated: 14 February 2023

1.	Parties

Gelteq Ltd (Company)

641 Glenhuntly Road,

Caulfield VIC 3162

and

Craig Young (Executive)

[*****]

[*****]

2.	Purpose and Intent

The Executive is employed by the Company to perform the role set out in Item 1 of the Schedule (Position).

The Company and the Executive have agreed to enter into this agreement to set out the terms and conditions of the Executive’s employment.

The parties agree:

3.	Definitions and interpretation

3.1	Definitions

In this agreement:

Associated Entity has the meaning given in section 50AAA of the Corporations Act.

Board means the Board of Directors of the Company as constituted from time to time.

Business means the business carried on by the Company, namely the business of developing and commercializing white label gel-based delivery solutions for prescription drugs, nutraceuticals, pet care and other products.

Business Day means a working-week day, i.e. a day that is not a Saturday, Sunday or public holiday in the State where the Executive is based.

CEO means the Chief Executive Officer of the Company.

Client means:

(a)	any client of the Company with whom the Executive had direct business dealings during the last 12 months of the Executive’s employment;

(b)	a prospective client with whom the Company has held discussions, with a view to securing its business, and with whom the Executive had direct business dealings during the last 6 months of the Executive’s employment.

Commencement Date means the date set out in Item 2 of the Schedule or any other date that the parties agree in writing.

Company may also refer to the Group or a member of the Group.

Confidential Information means all Information designated as confidential by the Company and disclosed to or acquired by the Executive before or after the date of this agreement, whether by oral, written or electronic means, but does not include Information that:

(a)	the Executive can prove was in their lawful possession before the Company had any dealings with the Executive or was independently generated by the Executive or on their own behalf;

(b)	is in the public domain, otherwise than as a result of a breach of obligation of confidentiality owed to the Company; or

(c)	was legally and properly obtained by the Executive from any other source without restriction on further disclosure.

Corporations Act means the Corporations Act 2001 (Cth).

Documentation means any document or material regardless of the form that contains, refers to or stores Information.

Duties includes the duties and responsibilities of the Position as set out in Item 3 of the Schedule or as determined by the Company from time to time.

Engage in or engaged means to participate, assist or otherwise be directly or indirectly involved, concerned or interested as a corporate member, shareholder, unit holder, director, consultant, adviser, contractor, principal, agent, manager, executive, beneficiary, partner, practitioner, associate trustee, investor, financier, fiduciary or in any other capacity.

FBT means Fringe Benefits Tax imposed under the Fringe Benefits Tax Assessment Act 1986 (Cth) as in place from time to time.

Group means:

(a)	the Company;

(b)	any Related Body Corporate or Associated Entity of the Company; and

(c)	any entity in which the Company or any of its Related Bodies Corporate has a direct or indirect interest (including through a trusteeship).

Information means information regardless of form relating to or developed in connection with the Company, the Group or the Business including financial affairs, projections, forecasts, accounts, prospects, strategies, business plans, processes and system functionality, operations, inventory, assets, liabilities, market intelligence, customers, employees, suppliers, contracts, products and sales information.

Immediate Family means:

(a)	the spouse (including former spouse), de facto partner (including former de facto partner), child, parent, grandparent, grandchild or sibling of the Executive; or

(b)	the child, parent, grandparent, grandchild or sibling of the spouse or de facto partner of the Executive.

Intellectual Property includes trademarks, copyright, patents, designs, whether existing now or in the future and whether or not registered or registrable and includes any rights subsisting in or relating to trade secrets, know how, inventions, discoveries, geographical indications of origin, circuit layouts, programming tools, object code, source code, methods, techniques, formulae, algorithms, modules, libraries and databases and includes the right to apply for the registration or grant of any intellectual property.

LTI means Long Term Incentive

National Employment Standards means the minimum employment terms and conditions contained in Part 2-2 of the Fair Work Act 2009 (Cth).

Personnel means:

(a)	any consultant or contractor to the Company with whom the Executive had business dealings during the last 12 months of the Executive’s employment;

(b)	any employee of the Company with whom the Executive had business dealings during the last 12 months of the Executive’s employment.

Related Body Corporate has the meaning given in section 50 of the Corporations Act.

Restraint Area means the area of:

(a)	Australia and New Zealand;

(b)	Australia;

(c)	each State and Territory in Australia in which the Executive had business dealings regarding the Company during the last 12 months of his employment;

(d)	the State where the Executive was based as at the date of cessation of his employment;

(e)	a radius of 50km from the location at which the Executive was based as at the date of cessation of his employment.

Restraint Period means the period from the date of this agreement until:

(a)	18 months after the cessation of the Executive’s employment;

(b)	12 months after the cessation of the Executive’s employment;

(c)	6 months after the cessation of the Executive’s employment;

(d)	3 months after the cessation of the Executive’s employment.

Restricted Business means any business, company, firm, entity or endeavour that substantially competes with, or is engaged in activities that are the same as, or similar to, the activities of the Company, the Business or a Group Company.

Salary means the principal cash component of the Total Remuneration Cost which is regularly paid to the Executive under this agreement.

Similar Role means any of the following:

(a)	Chief Financial Officer;

(b)	a role, the performance of which involves business dealings with a Client or a Supplier;

(c)	a role, the performance of which involves dealing with information which is the same as, or similar to, the Confidential Information;

(d)	a role which is the same as, or similar to, the Position.

Supplier means:

(a)	any supplier to the Company with whom the Executive had direct business dealings during the last 12 months of the Executive’s employment;

(b)	a prospective supplier with whom the Company has held discussions, with a view to securing a business relationship, and with whom the Executive had direct business dealings during the last 6 months of the Executive’s employment.

STI means Short Term Incentive

Total Remuneration Cost (TRC) means the annual rate of regular or fixed salary, superannuation contribution and other benefits paid to the Executive under this agreement, as set out in Item 4 of the Schedule. Where the Company incurs a Fringe Benefits Tax liability in relation to benefits provided to the Executive, that Fringe Benefits Tax forms part of the TRC.

Works means any literary or artistic work or other subject matter protected under the Copyright Act 1968 (Cth).

3.2	Interpretation

In this agreement, headings are inserted for convenience only and do not affect the interpretation of this agreement.

Further, unless the context otherwise requires:

(a)	the singular includes the plural and vice versa;

(b)	a gender includes the other gender;

(c)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)	the meaning of general words is not limited by specific examples introduced by ‘i.e.’, ‘includes’, ‘including’, ‘for example’, ‘such as’ or similar expressions.

(e)	a reference to a document, including this agreement, is to the document or instrument as amended, varied, novated, supplemented or replaced from time to time;

(f)	a party includes the party’s successors and permitted transferees and assigns and if a party is an individual, includes executors and personal legal representatives;

(g)	a reference to a person includes an individual, a partnership, a corporation or other corporate body, a joint venture, a firm, a trust, an association (whether incorporated or not), a government and a statutory authority or agency;

(h)	a reference to a statute, code or other law includes any regulations and other instruments under them and consolidations, amendments, re-enactments or replacements of any of them;

(i)	all monetary amounts are in Australian dollars, unless otherwise stated and a reference to payment means payment in Australian dollars; and

(j)	if the day on or by which something must be done is not a Business Day, that thing must be done on the next Business Day.

4.	Appointment

The Company has appointed the Executive to the Position with responsibility for the Duties and will continue to employ the Executive until whenever the Executive’s employment is terminated under clause 26 of this agreement.

5.	Executive’s duties

5.1	Executive’s obligations

The Executive must:

(a)	undertake the Duties;

(b)	exercise the powers, authorities and discretions appropriate to the roles and responsibilities that the Company, CEO, or the Board may from time to time delegate, including working in any additional capacities or working within another organisation in the Group;

(c)	conform to, observe and comply with the directions, restrictions and regulations of the Company made, given or authorised by the Board from time to time;

(d)	faithfully serve the Company and use their best endeavours to promote the interests and reputation of the Company and the Group;

(e)	devote the whole of their time and abilities during normal working hours and other times as may be reasonably necessary for the proper performance of the Duties;

(f)	comply with the Company’s policies and procedures, including policies relating to occupational health and safety, email/internet use, diversity and equal opportunity, sexual harassment and anti-discrimination, as communicated by the Company from time to time. Notwithstanding, the Company’s policies and procedures do not form part of this agreement;

(g)	comply with those policies and procedures of third parties that the Company is bound to comply with as communicated by the Company from time to time;

(h)	not, without prior written consent of the Company, accept any appointment as a director or other officer of any company, committee or not-for-profit organisation; and

(i)	comply with all legal obligations to the Company that arise under the Corporations Act, common law and any other relevant legislation, ministerial directions and standards issued by government or other relevant authority that applies to the Company.

5.2	Reporting

The Executive will report directly to the CEO and board..

5.3	Hours

The Executive’s ordinary hours of work will be 38 hours per week to be performed during the Company’s usual office hours, plus any reasonable additional hours necessary for the Executive to properly perform the Duties.

5.4	Continuing Employment

The employment of the Executive by the Company will continue to be subject to the terms and conditions of this Agreement, unless varied or replaced by an agreement in writing, despite any changes to the Position, Duties or Location.

6.	Location and Travel

6.1	Location

The Executive’s principal place of work is set out in Item 5 of the Schedule or any other location as determined by the Company from time to time.

6.2	Travel

(a)	The Executive may be required to undertake reasonable travel both interstate and overseas in order to complete the Duties. The Executive must not refuse a reasonable obligation or request to travel.

(b)	Travel and accommodation arrangements made by the Executive are subject to approval by the CEO.

7.	Total Remuneration Cost

7.1	Total Remuneration Cost

(a)	The Company will provide the Executive with the benefits outlined in Item 4 of the Schedule. These benefits constitute the Total Remuneration Cost (TRC).

(b)	The Company will pay the Executive the Salary component of the TRC fortnightly in arrears into a bank account nominated by the Executive.

(c)	The TRC includes all payments and benefits that the Company is legally obliged to provide, including the minimum statutory superannuation guarantee contribution.

7.2	High income guarantee

In accordance with section 330 of the Fair Work Act 2009 (Cth) (FW Act), this agreement constitutes an undertaking by the Company to pay the Executive a guarantee of annual earnings. As a result of this undertaking, if at any time the Executive’s employment becomes covered by a modern award, that modern award will not apply to the Executive for the period when the Executive’s TRC (less superannuation) exceeds the high income threshold.

7.3	TRC includes benefits

To the extent permitted by law, if any award or statutory entitlement requires the Company to provide the Executive with any benefit (including payment for each hour worked, annual leave loading, pay period specifications, overtime and/or penalty rates, allowances or other applicable conditions under any legislation, award, enterprise agreement or other industrial instrument) including superannuation, the Executive agrees that:

(a)	the TRC is specifically set off against, applied to and absorbs that benefit;

(b)	that benefit forms part of the TRC;

(c)	the TRC will not change; and

(d)	without reducing the TRC, the Company may vary the Salary to incorporate that benefit.

7.4	TRC includes hourly rate

The Executive acknowledges that the Salary component of the TRC includes an hourly rate of pay for each hour worked, including reasonable additional hours, that is equivalent to the necessary statutory minimum, and that it adequately compensates the Executive for all hours worked.

7.5	Structure of the TRC

The Executive may structure the TRC by agreement with the Company, including being able to salary-sacrifice an amount of salary, provided that the total cost to the Company of the TRC, inclusive of FBT, remains the same.

7.6	Fringe Benefits Tax

The Executive agrees that any FBT payable by the Company in relation to the Executive’s TRC will be deducted from any cash amounts to be paid to the Executive under the TRC.

7.7	Salary reviews

The Company will provide the Executive with the increased salary as outlined in Item 7 of the Schedule. Further, the Company will review the TRC, usually on an annual basis. There is no guarantee that the TRC will be increased apart from what is listed in Item 7.

7.8	Performance reviews

The Company will formally review the Executive’s performance annually based on criteria agreed between the Executive and the Company.

8.	Company Property

(a)	The Executive is required to take all reasonable care for the use of Company property (including but not limited to computers, motor vehicles, phones, cameras and books) and to protect any Company property in the Executive’s care.

(b)	If Company property is lost, damaged or stolen due to careless or irresponsible actions of the Executive, the Executive will be responsible for the costs of replacement or repair of the property.

9.	Superannuation

9.1	Company superannuation contributions

The Company will pay on the Executive’s behalf any superannuation contributions required to be paid under the Superannuation Guarantee Charge Act 1992 (Cth), the Superannuation Guarantee (Administration) Act 1992 (Cth) or any other Acts, Regulations or Ordinances that govern the payment of superannuation contributions for the Executive for the Executive up to the maximum contribution base. These superannuation contributions form part of the TRC and will be based on the Salary.

9.2	Executive superannuation contributions

Under clause 7.5, the Executive may make further individual superannuation contributions in addition to the superannuation contributions the Company will make on behalf of the Executive.

9.3	Superannuation scheme

Superannuation contributions for or by the Executive will be paid to a superannuation fund nominated by the Executive.

If the Executive does not nominate a fund, the Company will check the Australian Taxation Office records for the Executive’s most recently selected superannuation fund (known as a “stapled fund”) and superannuation contributions will be paid into that fund if permitted, until the Executive nominates otherwise. If the Executive does not nominate a fund, and there is no stapled fund, superannuation contributions will be paid to an eligible choice fund nominated by the Company.

10.	Other entitlements

10.1	Reimbursement of expenses

Following the production of appropriate receipts, the Company will reimburse the Executive for any reasonable travelling, accommodation and general expenses that the Executive incurs in performing the Duties, in accordance with the Company’s policies.

10.2	Short Term Incentive Scheme

a)	The Executive will be eligible to a discretionary STI, the details are as per Item 6 of the Schedule.

b)	In exercising its discretion pursuant to clause 10.2 a), the Board may, amongst other matters, take into account the Executive’s performance in relation to key performance indicators established annually in consultation with the Executive and the Company’s performance. The decision of the Board as to whether, and the extent to which, key performance indicators have been met by the Executive is final and conclusive.

c)	The Executive will be eligible to receive the STI benefit under this clause and Item 6 of the Schedule only if they are in the employment of the Company at the time the payment is made. The STI will not be paid on a pro-rata basis, unless otherwise agreed.

10.3	Long Term Incentive Scheme

a.	The Executive will be eligible to participate in the Company’s Employee Share Option Plan (ESOP) if and when it is formed. The discretionary long-term incentive (LTI) will be determined and payable at the absolute discretion of the Board and subject to the attainment of performance milestones which will be agreed to between the Company and the Executive.

b.	In exercising its discretion pursuant to clause 10.3 a), the decision of the Board as to whether, and the extent to which, key performance indicators have been met by the Executive is final and conclusive.

c.	The Executive will be eligible to receive the LTI benefit under this clause only if they are in the employment of the Company at the time the payment is made. The LTI will not be paid on a pro-rata basis, unless otherwise agreed.

11.	Annual Leave

11.1	Amount of leave

The Executive will be entitled to four weeks of annual leave for each year of service with the Company.

11.2	Accrual of leave

The Executive’s entitlement to annual leave accrues progressively during each year of service, and if not taken, accumulates from year to year.

11.3	Taking paid annual leave

(a)	Annual leave shall be taken by the Executive on a periodical basis, at a time and for a period agreed between the Executive and the Company.

(b)	All requests by the Executive to take annual leave must be authorised by the CEO.

11.4	Payment of annual leave

(a)	If the Executive takes a period of annual leave, the Company will pay the Executive what the Executive would have been paid had the Executive worked during the period of annual leave taken.

(b)	If, when the employment of the Executive ends, the Executive has a period of accrued annual leave, the Company will pay the Executive the amount that would have been payable to the Executive had the Executive taken that period of leave.

(c)	Annual leave loading is not payable.

11.5	Requirements to take paid annual leave

The Company may require the Executive to take a period of annual leave:

(a)	If the Company shuts down the office in which the Executive works for any reason, for example, the Christmas/New Year period. If the Executive does not have credited annual leave to cover the shut-down period, the Executive may be required to take unpaid leave; or

(b)	In accordance with applicable legislation.

12.	Personal Leave

12.1	Entitlement to paid personal/carer’s leave

(a)	The Executive is entitled to paid personal/carer’s leave:

(i)	Because the Executive is not fit for work because of an illness or injury affecting the Executive; or

(ii)	To provide care or support to a corporate member of the Executive’s Immediate Family, or a member of the Executive’s household, who requires care or support because of an:

a.	Illness or injury affecting the member; or

b.	Unexpected emergency affecting the member.

(b)	The Executive will be entitled to ten days of paid personal/carer’s leave for each year of service with the Company.

(c)	The Executive’s entitlement to take and accrue paid personal/carer’s leave is in accordance with the National Employment Standards or such statutory entitlements that exist from time to time.

(d)	Accrued but untaken paid personal/carer’s leave is not payable on the termination of the employment of the Executive.

(e)	The Executive may take unpaid carer’s leave in accordance with the National Employment Standards or such statutory entitlements that exist from time to time

12.2	Notice

(a)	In the event the Executive needs to take (or needed to take) personal/carer’s leave (paid or unpaid), the Executive must notify the Company as soon as practicable. The Executive should also provide the CEO with an indication of when the Executive expects to return to work.

(b)	The Company may require that the Executive submit a medical certificate or statutory declaration for any personal/carer’s leave that the Executive takes (paid or unpaid), in accordance with applicable legislation.

13.	Compassionate Leave

The Executive is entitled to compassionate leave in accordance with the National Employment Standards or such statutory entitlements that exist from time to time.

14.	Parental Leave

The Executive will be entitled to parental leave (maternity, paternity or adoption leave) in accordance with applicable legislation.

15.	Community Service Leave

The Executive will be entitled to community service leave in accordance with applicable legislation.

16.	Jury Service

(a)	The Executive will be entitled to leave for jury service in accordance with applicable legislation.

(b)	Where the Executive is required to attend for jury service (including attendance for jury selection) the Executive must notify the Company as soon as practicable of the expected absence and its likely duration.

17.	Long Service Leave

The Executive will be entitled to long service leave in accordance with applicable State legislation.

18.	Public Holidays

(a)	The Executive is entitled to all holidays gazetted as public holidays in Victoria without loss of pay where a public holiday falls on a day on which the Executive would normally be required to work.

(b)	Despite clause 18(a), the Company can request the Executive to work on a public holiday and the Executive may refuse the request if the request is not reasonable or the refusal is reasonable.

19.	National Employment Standards

Should any term of this agreement be less favourable to the Executive than the National Employment Standards, the latter will prevail over the term to the extent that the term is less favourable.

20.	Intellectual Property

20.1	Ownership of Intellectual Property

The Company or corporate member of the Group, whichever is applicable, solely and exclusively owns any Intellectual Property that is developed, conceived, created, discovered, produced or otherwise generated by the Executive, either individually or otherwise, during the course of the Executive’s employment with the Company or a corporate member of the Group.

20.2	Assignment of Intellectual Property

If requested by the Company or corporate member of the Group, whichever is applicable, the Executive agrees to:

(a)	Assign to the Company (where applicable and at the Company’s expense) or corporate member of the Group (where applicable and at the corporate member’s expense) any right, title and interest in and to any of the Intellectual Property referred to in clause 20.1; and

(b)	Do all things necessary to effect the assignment referred to in clause 20.2(a).

21.	Moral rights

21.1	Moral rights

The Company acknowledges and agrees that the Executive may have the following rights in relation to Works of which the Executive is the author:

(a)	Attribution of authorship;

(b)	Not to have authorship falsely attributed; and

(c)	Integrity of authorship.

21.2	Consent

In relation to all Works of which the Executive is author, the Executive consents to the Company or corporate member of the Group, whichever is applicable, doing or failing to do anything which might otherwise infringe the rights referred to in clause 21.1.

21.3	Consent is genuine

The Executive confirms that the consent given in clause 21.2:

(a)	Will continue after the Executive’s employment with the Company or the Group ceases; and

(b)	Is given genuinely.

22.	Media contact

The Executive must not speak to or contact any branch of the media with regard to any matter affecting the Company or the Group without the prior approval of the CEO or in accordance with the Company’s prevailing media policy.

23.	Warranties

The Executive represents and warrants that:

(a)	In accepting employment with the Company and performing duties under this agreement, the Executive will not be in violation of any obligations that he owes to any former employer;

(b)	no conflict of interest exists or is likely to arise in the performance of the Executive’s duties under this agreement having regard to the nature of the Company’s business and any other interests the Executive may have or activities in which he may be involved in a business context. If during the executive’s employment a conflict or risk of conflict of interest arises, he must notify the Company in writing of that conflict of interest; and

(c)	the Executive has read and understands this agreement, has not acted in reliance upon any representations or promises made by the Company other man those contained in this letter of appointment and has entered into this letter of appointment freely, based on his own judgment, whether or not you have consulted a lawyer.

24.	Confidentiality

24.1	Obligation of confidence

The Executive must:

(a)	Maintain the confidential nature of the Confidential Information;

(b)	Not disclose, publish, part with the possession of or otherwise provide any Confidential Information to any person except under clause 24.2;

(c)	Not use the Confidential Information for the Executive’s own advantage or to the competitive disadvantage of the Company; and

(d)	Not copy or duplicate or allow the copying or duplication of any Confidential Information.

24.2	Disclosure

The obligations of confidence in clause 24.1 do not apply to the extent that the:

(a)	Executive has a need to use the Confidential Information in the performance of Duties;

(b)	Company has given the Executive prior written authorisation to disclose certain Confidential Information in particular circumstances; or

(c)	Executive is required by law to disclose specific Confidential Information provided that the Company must be given reasonable prior notice by the Executive of any proposed disclosure.

24.3	Security and control

The Executive must:

(a)	Take all reasonable proper and effective precautions to maintain the confidential nature of the Confidential Information; and

(b)	Immediately notify the Company of any potential, suspected or actual unauthorised access, disclosure, copying or use or breach of clause 24.1.

24.4	Return of Documentation

All Documentation remains the sole and exclusive property of the Company. If the Executive’s employment is terminated for any reason or the Company at any time requests it, the Executive must return to the Company or destroy all Documentation that is in the possession, power or control of the Executive, as directed by the Company.

24.5	No release

Return or destruction of the Documentation and other material referred to in clause 24.4 does not release the Executive from the obligations under this clause 24.

25.	Exclusive Employment and Restraint

Unless the Executive has the prior written consent of the Company, the Executive must work exclusively for the Company until his employment ends.

25.1	Business interest and purpose of this clause

It is expected that during the Executive’s employment, the Executive will:

(a)	acquire a detailed knowledge of the Company’s business and methods of operation;

(b)	become known to and develop a relationship with its Clients, Suppliers and Personnel; and

(c)	be privy to the Company’s Intellectual Property and Confidential Information.

Each of the matters referred to in subclauses 25.1(a), (b) and (c) is an important and valuable part of the Company’s business interests, which it is important that the Company is able to protect. The purpose of this clause 25 is to protect those business interests.

25.2	Restrictions

The Executive accordingly agrees that the Executive must not, during the Restraint Period:

(a)	in the Restraint Area, be engaged in a Similar Role for:

(i)	a Restricted Business;

(ii)	a Client;

(iii)	a Supplier;

(b)	interfere with or disrupt (or attempt to) the relationship contractual or otherwise between the Company and any:

(i)	Client;

(ii)	Supplier;

(c)	approach, solicit or entice away (or attempt to) any Client;

(d)	approach, solicit or entice away (or attempt to) any Supplier;

(e)	approach, solicit, encourage or induce any Personnel to cease or otherwise terminate their engagement with the Company;

(f)	counsel, procure or otherwise assist any person to do any of the actions set out in any of subclauses 25.2(a), (b), (c), (d) or (e).

25.3	Separate and Severable Restrictions

(a)	The parties acknowledge and agree that the post-employment restrictions set out in:

(i)	each of subparagraphs 25.2(a)(i), (ii) and (iii);

(ii)	each of subparagraphs 25.2(b)(i) and (ii); and

(iii)	each of subclauses 25.2(c), (d), (e) and (f)

inclusive, including their combination (where applicable) with the defined expressions set out in clause 3 will take effect as if each of the restrictions are separate, severable and distinct restrictions regarding the time, area and nature of the conduct they proscribe.

(b)	If any restriction so conceived according to clause 25.3(a) is held to be void, voidable or unenforceable in whole or part, the parties agree that the relevant subclause, subparagraph or part will be severed from the agreement and that the remainder of this clause 25 will continue to apply to the fullest possible extent.

25.4	Acknowledgement

The parties further acknowledge and agree, having regard to the purposes of this clause, that:

(a)	each of the restrictions set out in clause 25.2 (conceived according to clause 25.3) are reasonable and necessary to protect the Company’s interests referred to in 25.1, and confer a benefit on the Company that is no more than reasonable and necessary to protect that interest;

(b)	the salary and other benefits payable to the Executive under this agreement are generous, and provide sufficient and reasonable consideration to the Executive for the obligations imposed upon the Executive by this clause 25;

(c)	any breach by you of this clause 25 has the capacity to provide substantial loss and harm the Company for which an award of damages or compensation may not be adequate; and

(d)	the Company will be entitled to apply to a Court of law to seek an urgent injunctive relief, or any other relief, in the event of an actual or threatened breach by the Executive of this clause 25.

26.	Termination

26.1	Company’s right to terminate summarily

The Company may terminate the employment of the Executive immediately and without notice, if the Executive:

(a)	Becomes bankrupt or assigns his estate for the benefit of creditors or others;

(b)	Is precluded from taking part in the management of a corporation by the provisions of the Corporations Act;

(c)	Is charged or convicted of any offence involving fraud or dishonesty or any serious offence (except for a traffic offence) which is punishable by imprisonment (whether or not the Executive is imprisoned);

(d)	Behaves inappropriately such that objectively the behaviour brings the name of the Company and/or the Executive into disrepute;

(e)	Commits a serious or persistent breach or non-observance of this contract of employment;

(f)	Fails to comply with a condition of their visa; or

(g)	Does any act which justifies summary dismissal at common law.

26.2	Company’s right to terminate on notice

The Company may terminate the employment of the Executive at any time and for any reason, in which case the Company will provide to the Executive written notice of termination of:

(a)	one months if the Executive’s employment is terminated within 12 months of the Commencement Date; and

(b)	two months if the Executive’s employment is terminated after 12 months of the Commencement Date.

The Executive agrees that, on termination of employment for any reason, the Company is entitled to deduct or set off any overpayment to the Executive, from or against any monies owing by the Executive to the Company (including, but not necessarily limited to, leave entitlements).

26.3	Executive’s right to terminate on notice

The Executive may terminate the employment by giving the equivalent period of written notice that the Company would have provided pursuant to clause 26.2 above, or such other lesser period as is agreed between the Executive and the Company.

26.4	Payment in lieu of notice and alternative duties

Where either party terminates the Executive’s employment under this agreement, the Company may, in consultation with the Executive, do any or any combination of the following:

(a)	Elect to make a payment in lieu of notice or part of any notice of an amount equal to the Executive’s TRC for the period of notice; or

(b)	Require the Executive to undertake any alternative duties and responsibilities as the Company requires, including undertaking no duties, during all or part of the notice period.

26.5	Entitlements on termination

(a)	On termination of this agreement in accordance with clause 26.2 or 26.3, the Executive shall be entitled to receive from the Company:

(i)	Pay in lieu of any accrued annual leave and/or long service leave to which the Executive is entitled up to and including date of termination;

(ii)	Any payment in lieu of notice under clause 26.2;

(iii)	Any applicable benefits due to the Executive pursuant to the provisions of any incentive plan if the Company determines the Executive is so entitled; and

(iv)	Any outstanding Salary payments.

(b)	Any entitlement to redundancy pay will be in accordance with the Company’s minimum obligations under the Fair Work Act 2009 (Cth).

(c)	If the amount payable to the Executive in connection with termination of their employment would result in the Company breaching section 200B of the Corporations Act, then despite any other provision in this agreement, the amount payable to the Executive will be the maximum amount which may lawfully be paid without obtaining shareholder approval in accordance with the Corporations Act.

26.6	Effect of termination on Executive

If the Executive’s employment is terminated, then in addition to any other rights or remedies provided by law, the Executive must:

(a)	Return to the Company all of the property of the Company in the Executive’s possession or control, including all access cards, credit cards, and keys;

(b)	Continue to comply with clauses 20 through to 25 (inclusively) of this agreement;

(c)	Cease using all Documentation that is in the Executive’s possession, power or control, and at the Company’s option:

(i)	Return;

(ii)	Destroy and certify in writing to the Company the destruction of; or

(iii)	Destroy and permit a representative of the Company to witness the destruction of, all Documentation; and

26.7	No compensation

(a)	Upon termination of this agreement in accordance with its express terms, the Executive shall not be entitled to claim any compensation or damages from the Company in respect of that termination.

26.8	General effect of termination

Each party retains any rights, entitlements or remedies it has accrued before termination.

26.9	Misrepresentation

The Executive shall not:

(a)	At any time, intentionally make any untrue statement in relation to the Company or any of its related bodies corporate, or

(b)	After cessation of his employment, wrongfully represent himself as being employed or connected with the Company or any of its related bodies corporate.

27.	Assignment

27.1	Assignment by the Company

The Company may, in its absolute discretion, assign or otherwise deal with any of its rights or obligations under this agreement in any way it considers appropriate, including assigning this agreement to any corporate entity that may succeed the Company or to a Related Body Corporate of the Company.

27.2	Assignment by Executive

Except as required under clauses 20 and 21, the rights and obligations of the Executive under this agreement are personal and the Executive must not assign or otherwise deal with them.

28.	Amendment

This agreement may only be amended or varied in writing signed by each party.

29.	Waiver

29.1	No waiver

No failure to exercise or delay in exercising any right given by or under this agreement to a party constitutes a waiver and the party may still exercise that right in the future.

29.2	Waiver must be in writing

Waiver of any provision of this agreement or a right created under it must be in writing signed by the party giving the waiver and is only effective to the extent set out in that written waiver.

30.	Approval or consent

Unless this agreement expressly states otherwise, the Company may, in its absolute discretion, give or withhold any approval or consent that it may be requested to give under this agreement in any way it considers appropriate, including by imposing conditions.

31.	Counterparts

This agreement may be signed in any number of counterparts. All signed counterparts taken together constitute one agreement.

32.	Additional obligations

The covenants in this agreement are in addition to and will in no way derogate from the obligations of the Executive in respect of secret and confidential information at law or in equity or under any statute or trade or professional custom or usage.

33.	Operation and Severability

If any provision of this agreement is void, voidable by a party, unenforceable, invalid or illegal and would not be so if a word(s) were omitted, then that word(s) are to be severed. If this cannot be done, the entire provision is to be severed from this agreement without affecting the validity or enforceability of the remaining provisions of this agreement.

34.	Further Steps

Each party agrees to promptly do all things reasonably necessary or desirable to give full effect to this agreement and the transactions contemplated by it such as obtaining consents or signing documents.

35.	Entire agreement

This agreement constitutes the entire agreement between the parties about its subject matter and supersedes all previous communications, representations, understandings or agreements between the parties on the subject matter.

36.	Governing law and jurisdiction

36.1	Governing law

This agreement is governed by the laws of Victoria.

36.2	Jurisdiction of courts

The parties submit to the non-exclusive jurisdiction of the courts of Victoria and the Federal Court of Australia and any courts that may hear appeals from those courts about any proceedings in connection with this agreement.

Signing Page

EXECUTED by Gelteq Ltd (ACN 619 501 254) in accordance with the Corporations Act by being signed by the following officer:

/S/ Simon Szewach	/S/ Jeffrey Olyniec
Signature of Director	Signature of Director/Company Secretary

Simon Szewach	Jeffrey Olyniec
Name of Director (please print)	Name of Director/Company Secretary (please print)

SIGNED by Craig Young in the presence of:

/s/Authorized Signatory	/s/Craig Young
Signature of Witness	Signature of Executive

Authorized Signatory
Name of witness (please print)

Schedule

Item 1 – Position

The Executive is employed to perform the role of Chief Financial Officer.

Item 2 – Commencement Date

The Executive will commence in the Position on 20 February 2023 or such earlier date that is agreed between the parties.

Item 3 – Duties

The Executive is required to be responsible for all duties associated with the Position including:

●	Managing the financial reporting for the organisation. This includes monthly financial reporting, budgeting and forecasting, 5 year financial plans and all statutory financial reporting

●	Providing sound financial support and insights to enable the ELT to make critical business decisions

●	Presentation of financial results and insights to the Board

●	Play a key role in the formulation of the business’s strategy

●	Managing and overseeing the taxation affairs of the organisation and liaising with the external tax firm for specialist advice

●	Managing and overseeing the cash flow of the company and ensuring it has the appropriate treasury controls

●	Managing hedging and foreign currencies (if relevant)

●	Managing the External Auditor relationship and ensuring the organisation is compliant with accounting standards

●	Managing and overseeing the company’s banking and borrowing arrangements

●	Overseeing Accounts Payable, Accounts Receivable, Tax, Treasury, Payroll, Financial and Management Accounting functions.

●	Risk Management to ensure the business has a solid risk framework in place

●	Overseeing commercial decision making from tender analysis, margin analysis, pricing analysis etc

●	Managing and tracking budget and accounting information including billing, collections, and tax information

Item 4 – Total Remuneration Cost

Total Remuneration Cost	AUD $221,000 per annum
Broken down as follows:
Base Salary Component (Salary)	$200,000 per annum
Minimum superannuation contributions as prescribed under legislation (currently 10.5%) up to the maximum contribution base	$21,000 per annum

Item 5 – Location

The Executive’s principal place of work is 641 Glenhuntly Rd, Caulfield VIC 3162.

Item 6 – Short Term Incentive

The Executive will be entitled to an annual discretionary STI of up to 30% of the Salary (plus superannuation up to maximum contribution base) in respect of the Company’s fiscal year.

Item 7 – Salary Review

The Executive will be entitled to a salary increase to a Base Salary Component AUD $230,000 on the earlier of either July 1, 2023, or should the Company list and trade on a public market, upon the first day of trading.